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                           FORM N-4, ITEM 24(b)(8.67)
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                                                                        1/7/2013

                                                                    PAGE 1 OF 14

TOUCHSTONE ADVISORS, INC.       Confidential
Touchstone Securities, Inc.                          Form of Servicing Agreement
Touchstone Funds
Servicing Agreement

   This Agreement is made by and between Touchstone Advisors, Inc. and Touchstone Securities, Inc. (collectively, the "Company"), , American United life Insurance Company, Inc. ("AUL") and OneAmerica Securities, Inc. ("OAS") (AUL and OAS are individually or collectively the "Service Provider") as of the date set forth below.

                                    Recitals
   A. Touchstone Advisors, Inc., is a registered investment advisor, registered under the Investment Advisors Act of 1940, and is the advisor to the Touchstone Funds, a family of open-end investment companies with one or more series or classes of shares, each such series or class of shares identified on EXHIBIT A (the "Funds"), as amended from time to time, (each a "Fund"). Touchstone Securities, Inc. is a registered broker-dealer and a member of FINRA/SIPC, and is the distributor of the Funds.

   B. Service Provider administers omnibus accounts that invest in the Funds.

   C. Company wishes to have Service Provider perform certain recordkeeping, shareholder communication, and other services for such Fund accounts.

   D. Service Provider is willing to perform the services described in EXHIBIT B (the "Services") on the terms and conditions set forth herein.

                                   Agreement

   THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

   1. EFFECTIVENESS OF AGREEMENT. Following execution of this Agreement, it shall become effective as to any particular Fund at such time as a Fund share is first placed in an omnibus account (i) where Service Provider is named as the record owner or (ii) where the beneficial Fund shareholder is a Service Provider customer (collectively "Service Provider Accounts").

   2. STATUS OF SERVICE PROVIDER. Service Provider represents and warrants:

   a. Service Provider is authorized by law to perform the Services and will remain legally authorized at all times while this Agreement is in effect; and

   b. that Service Provider is registered with the appropriate securities authorities in all states in which its activities make such registration necessary, and that Service Provider will not transact trades for Fund shares in states or jurisdictions in which Company indicates Fund shares may not be sold; and

   c. that regardless of whether Service Provider is a member of FINRA, Service Provider will comply with the rules of FINRA, including, in particular, Sections 2310, IM 2310-2, and 2830 of the FINRA Conduct Rules, and that Service Provider will maintain adequate records with respect to its customers and their transactions, and that such transactions will be without recourse against Service Provider by its customers.

   3. SERVICES. During the term of this Agreement, Service Provider shall perform the Services for all Service Provider Accounts.

The parties acknowledge and agree that the Services are recordkeeping, shareholder communication and related services only and are not the services of any underwriter or a principal underwriter of any Fund within the meaning of the Securities Act of 1933, as amended ("1933 Act") or the Investment Company Act of 1940, as amended ("1940 Act"). This Agreement does not grant Service Provider any right to purchase shares from any Fund (although it does not preclude Service Provider from purchasing any such shares), nor does it constitute Service Provider as an agent of any Fund or Company for purposes of selling shares

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                    PAGE 2 OF 14
Servicing Agreement

of any Fund to any dealer or the public. To the extent Service Provider is involved in any Service Provider customer's purchase of shares of any Fund, such involvement shall be as agent of such customer only and such purchases shall be made through the principal underwriter of such Fund. The parties understand that Company mayor may not pay another corporation for the type of administrative services to be provided by Service Provider.

   4. FEES. Company recognizes that it will derive a savings of administrative expense, such as significant reductions in postage, recordkeeping, and shareholder communication expense, by virtue of having a sole shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, the Company agrees to pay or cause an affiliate or Fund to pay to Service Provider a fee, which shall be calculated and paid in accordance with Exhibit C (the "Fee"), for performing Services. Should Exhibit B be amended to revise the Services, or should the cost of performing the services change, the parties may also amend Exhibit C by mutual written agreement, if necessary, in order to reflect any negotiated change in the Fee.

   5. INFORMATION TO BE PROVIDED.

   a. SHAREHOLDER COMMUNICATIONS. Company, its affiliates or its mailing agent, at its cost, shall provide to Service Provider reasonable quantities of each Fund's proxy statements, annual and periodic reports, statements of additional information and then-current prospectuses, including supplements and amendments thereto. Service Provider shall make available, at its cost, such shareholder communications to all Service Provider customers who are shareholders of that Fund.

   b. SALES MATERIALS. In addition to the shareholder communications listed above, Company, its affiliates or its mailing agent, at its cost, shall provide to Service Provider certain materials, such as sales materials, that are reasonably requested by Service Provider and readily available from Company. Service Provider, at its cost, may provide these materials as it determines in its sole discretion to its customers.

   6. COMPLIANCE; INSTRUCTIONS; UNCONTROLLABLE EVENTS; INDEMNIFICATION.

   a. SERVICE PROVIDER NOT RESPONSIBLE. Service Provider is not responsible for and shall have no liability with respect to: (i) any information contained in any Fund's prospectus, statement of additional information, registration statement, annual or periodic report, proxy statement or advertising or marketing materials (except for advertising or marketing materials prepared by Service Provider that is not accurately derived from information created by Company, any Fund or any "affiliated person," as defined in the rules pursuant to the 1940 Act (each an "Affiliate")); (ii) the tabulation of returned proxies;
(iii) the registration or qualification of shares of each Fund in accordance with applicable federal and state laws; (iv) the compliance or failure to comply by Company, any Fund or any Affiliate with the 1940 Act and Investment Advisers Act of 1940, as amended, or other applicable federal and state laws, including the rules and regulations of the same; (v) the compliance or failure to comply by Company, any Fund or any Affiliate with the rules and regulations of any selfregulatory organization with jurisdiction over Company, such Fund or such Affiliate.

   b. COMPANY NOT RESPONSIBLE. Company shall not be responsible for (i) any Service Provider representation concerning a Fund when such representation was not included in a Fund's prospectus, statement of additional information or advertising or marketing material and was not approved by Company in writing; or
(ii) the compliance or failure to comply by Service Provider with any applicable federal or state law, rule, or regulation or the rules and regulations of any self-regulatory organization with jurisdiction over Service Provider, except to the extent that the failure to comply by Service Provider is caused by the failure of Company, any Fund, or any Affiliate to comply with any applicable law, rule, or regulation or such party's breach of this Agreement.

   c. RELIANCE ON RECORDS AND INSTRUCTIONS. Service Provider may rely on any written record or instruction provided by Service Provider customers, Company or any Fund, or by their authorized employees, officers or agents in order to provide Services.

   d. UNFORESEEABLE EVENTS. Except as otherwise provided in this Agreement, neither party assumes any responsibility hereunder, and shall not be liable to the other (and Service Provider shall not be liable to any Fund or any Affiliate) for any damage, loss of data,

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                    PAGE 3 OF 14
Servicing Agreement

delay or other loss caused by events beyond its reasonable control.

   e. SERVICE PROVIDER INDEMNIFICATION. Company shall indemnify, defend, protect and hold harmless Service Provider and its directors, officers, employees, controlling persons and agents from and against any claim, demand, action, loss, damage, liability, cost, charge, reasonable counsel fees, and expense of any nature (collectively "Loss") they incur arising out of: (i) an inaccuracy or omission in any Fund's prospectus, statement of additional information, registration statement, annual or periodic report, proxy statement or advertising or marketing materials (except for advertising or marketing materials prepared by Service Provider that is not accurately derived from information created by Company, any Fund or any Affiliate); (ii) any breach by Company of this Agreement, except to the extent such Loss results from Service Provider's breach of this Agreement, willful misconduct or negligence; (iii) the negligence or willful misconduct of Company or any Fund.

   f. COMPANY INDEMNIFICATION. Service Provider shall indemnify, defend, protect and hold harmless Company, any Fund or any Affiliate and their directors, officers, employees, controlling persons and agents from and against any Loss they incur arising out of: (i) an inaccuracy or omission in any Service Provider advertising, representation, oral statement or promotional material (except for an inaccuracy or omission accurately derived from information created by Company, any Fund or any Affiliate); (ii) any breach by Service Provider of this Agreement, except to the extent such Loss results from Company's breach of this Agreement, willful misconduct or negligence; (iii) the negligence or willful misconduct of Service Provider; and (iv) any inaccuracy or omission in information, including but not limited to trade information, provided by Service Provider to the Fund, its transfer agent or Company upon which the Fund, its transfer agent or Company relies or acts.

   g. LIMITATION OF INDEMNITY. Company and Service Provider, respectively, shall have no obligation of indemnity to the extent said loss, claim, damage, liability or expense is caused by an act or omission of the other. Each party shall use its best efforts to mitigate all costs and expenses. Additionally, Service Provider and Company hereby acknowledge and agree that the obligation of indemnity or reimbursement of Company or Service Provider, if any, shall be limited to actual damages. In no event shall Company or Service Provider be liable, in any manner whatsoever, for consequential, incidental, special or punitive damages.

   h. NOTICE OF INDEMNIFICATION. Promptly upon notice of the commencement of an investigation, action, claim or proceeding ("Indemnifying Event"), a party seeking indemnification shall notify the indemnifying party of such Indemnifying Event; provided, however, an omission to notify the indemnifying party of an Indemnifying Event shall not relieve it from any liability which it may have to any indemnified party other than pursuant to this Section. In case an Indemnifying Event is brought against an indemnified party and it notified the indemnifying party of the commencement of the Indemnifying Event, the indemnifying party shall be entitled to participate in the Indemnifying Event or assume the defense thereof, with counsel satisfactory to the indemnified party. If the indemnifying party assumes the defense of an Indemnifying Event, the indemnified party shall bear the expenses of any additional counsel subsequently retained by it, other than reasonable costs of investigation. The indemnified party may not settle any action without the advance written consent of the indemnifying party. The indemnifying party may not settle any action without the advance written consent of the indemnified party unless such settlement completely and finally releases the indemnified party from any and all liability. In either event, such consent shall not be unreasonably withheld.

   i. NET ASSET VALUE CORRECTION. Company shall comply with the procedures regarding the resolution of net asset value errors as set forth in Exhibit D (the "Pricing Correction Procedures"). Service Provider acknowledges and agrees with the procedures.

   j. SURVIVAL. This Section 6 shall. survive the termination of this Agreement.

   7. REPRESENTATIONS AND WARRANTIES.

   a. COMPANY REPRESENTATIONS AND WARRANTIES. Company represents and warrants that (i) Company and each person executing this Agreement on its behalf are duly authorized and empowered to execute and deliver this Agreement; (ii) Company shall not violate the terms of any other servicing or selling agreement that Company may have with other third party administrators, broker-dealers or fund distributors by entering into this Agreement; (iii) each Fund is and shall continue for the term of this

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                    PAGE 4 OF 14
Servicing Agreement

Agreement to be registered as an investment company under the Company Act; (iv) shares of each Fund are and shall continue for the term of this Agreement to be registered under the 1933 Act; (v) each Fund shall comply with all applicable laws, rulings and orders; and (vi) each Fund's prospectus, statement of additional information, registration statement, annual and periodic report, brochure, proxy statement and advertising and marketing materials shall be in compliance in all material respects with all applicable laws, rulings and orders.

   b. SERVICE PROVIDER REPRESENTATIONS AND WARRANTIES. Service Provider represents and warrants that: (i) Service Provider and each person executing this Agreement on its behalf is duly authorized and empowered to enter into this Agreement; (ii) Service Provider shall not violate the terms of any other servicing or selling agreement that Service Provider may have with other fund parties or fund distributors by entering into this Agreement; (iii) all Service Provider personnel are and shall continue for the term of this Agreement to be registered pursuant to the requirements of applicable federal and state securities laws; (iv) Service Provider and its agents shall not oppose, interfere or recommend a certain action in connection with solicitation of Fund proxies; (v) Service Provider's receipt of fees under this Agreement will not constitute a "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986; (vi) to the extent that Service Provider receives fees under this Agreement pursuant to Rule 12b-1 of the- 1940 Act, it is a duly registered broker-dealer; and (vii) Service Provider will inform its customers that they are transacting business with Service Provider and not with Company or the Funds, and that customers may look only to Service Provider for resolution of problems or discrepancies in their accounts or between their accounts and Service Provider's omnibus accounts.

   c. SURVIVAL. This Section 7 shall survive the termination of this Agreement.

   8. TERMINATION.

   a. TERMINATION WITH NOTICE. This Agreement may be terminated by either party as to any Fund upon Sixty (60) days' written notice, or upon such shorter notice as is mutually agreed upon or required (i) by law, order, or instruction by a court of competent jurisdiction or a regulatory body; or (ii) by a self-regulatory organization with jurisdiction over the terminating party.

   b. TERMINATION FOR CAUSE. This Agreement may be terminated for cause by either party immediately upon notice to the other party in the event that (i) an application for a protective decree under the provisions of the Securities Investor Protection Action of 1970 is filed against the other party; (ii) a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law is filed by the other party, or a proceeding is commenced against the other party seeking such relief; or (iii) the other party is found by the SEC, the FINRA, or any other federal or state regulatory agency or authority to have violated any applicable federal or state law, rule or regulation.

   c. PRE-TERMINATION SHARES. After the termination of this Agreement with respect to any and each Fund

      (i) Company shall not be obligated to pay the Fee with respect to any share that is placed or purchased in a Service Provider Account after the date of such termination;

      (ii) Company shall continue to be obligated to pay the Fee with respect to all shares placed or purchased in Service Provider Accounts prior to or at the date of such termination and which were considered in the calculation of the Fee as of the date of such termination, including any share that may subsequently be created as a result of dividend reinvestments or capital gains distributions, for so long as any such share is held in a Service Provider Account (each a "Pre-Termination Share"), and Service Provider continues to perform Services for the Pre-Termination Share; and

      (iii) If at any time neither Company nor any person controlling, controlled by, or under common control with Company continues to be engaged by such Fund in any capacity, then Company shall be relieved of its obligation pursuant to Section 8c(ii) provided this Agreement is assigned pursuant to Section 12 and such

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                    PAGE 5 OF 14
Servicing Agreement

   assignee assumes Company's obligations hereunder.

      (iv) So long as Service Provider continues to receive its Fee, Service Provider shall continue to perform Services for each Pre-Termination Share.

      (v) For so long as Service Provider continues to perform Services related to any Pre-Termination Share this Agreement shall remain in full force and effect with respect to such Pre-Termination Share.

   9. AMENDMENTS. This Agreement, including any Exhibit, may only be amended upon mutual written agreement of Service Provider and Company; provided, however, that Exhibit A. may be updated solely by Company from time to time upon written notice to Service Provider. Notwithstanding the foregoing, the placing of any share of a Fund in a Service Provider Account, whether or not It IS reflected in Exhibit A shall operate as an amendment to this Agreement: and both parties agree to be bound by this Agreement with respect to such Fund. To the extent that any share of a Fund (or a particular share class) is placed in a Service Provider Account and the fees to be paid pursuant to Section 4 of this Agreement are not specified, then the fees to be paid shall be based upon the mutual agreement of the parties.

   10. PROPRIETARY INFORMATION. Company acknowledges that the identities of Service Provider customers and information maintained by Service Provider regarding those customers constitute the valuable property of Service Provider. Company agrees that, should it come into possession of any list or compilation of the identities of or other information about Service Provider customers, or any other property of Service Provider, other than such information as may be independently developed or compiled by Company, Company shall hold such information and property in confidence and refrain from using, disclosing or distributing any such information or property except (i) with Service Provider's prior written consent; or (ii) as required by law or judicial process. This Section shall survive the termination of this Agreement. .

   11. NON-EXCLUSIVITY. This Agreement is not exclusive between the parties. Either party may enter into a similar agreement with any investment company or other service provider, as may be applicable.

   12. ASSIGNMENT. This Agreement shall automatically terminate in the event of its assignment (as that term is defined in the 1940 Act); subject to the foregoing, any party may assign this Agreement, together with all of such party's rights and obligations hereunder, to an affiliate or pursuant to a reorganization or change in control without prior written consent if such assignment would not constitute an assignment for purposes of the 1940 Act. No assignment with or without consent shall constitute a novation or otherwise relieve any party of its obligations hereunder. The consent of a party to any assignment of this Agreement does not constitute such party's consent to further assignment. This Agreement will be binding on the parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection will be void.

   13. NOTICES. All notices or communications required by this Agreement shall be in writing and delivered (i) personally; (ii) by first class, postage prepaid, U.S. Mail; or (iii) by overnight delivery. Notices and communications shall be deemed to have been received as of the earlier of actual physical receipt or three (3) days after deposited in U.S. Mail. All notices and communications shall be delivered or sent to the parties' address stated in the signature blocks.

   14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes all prior agreements, whether written or oral, regarding such subject matter.

   15. WAIVER. No waiver of any provision of this Agreement shall be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement and shall not constitute a permanent or future waiver of such provision.

   16. GOVERNING LAW; VENUE. This Agreement shall be governed by and interpreted pursuant to the law of the State of Ohio, and venue for any dispute arising under or relating to this Agreement shall be brought exclusively in the state or federal courts of the State of Ohio.

   17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Securities, Inc.                                         PAGE 6 OF 14
Touchstone Funds
Servicing Agreement

shall be deemed an original, but all of which together shall constitute one and the same instrument.

   18. PRIVACY AND CONFIDENTIAL INFORMATION. Service Provider and Company each represent that it has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (i) ensure the security and confidentiality of its customer records and information; (ii) protect against any anticipated threats or hazards' to the security or integrity of customer records and information; (iii) protect against unauthorized access to or use of its customer records or information that could result in substantial harm or inconvenience to any customer; (iv) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and
(v) otherwise ensure its compliance with the Securities and Exchange Commission's Regulation S-P.

   19. ANTI-MONEY LAUNDERING. Service Provider represents and warrants that it has in place and will maintain suitable and adequate policies and procedures and that it will comply with all applicable laws and regulations regarding anti-money laundering activity including the USA PATRIOT ACT. Specifically, Service Provider: (1) has and maintains policies and procedures designed to detect and prevent money laundering; (2) has designated an Anti-Money Laundering Compliance Officer; (3) has and provides regular anti-money laundering training to its employees; (4) has implemented an internal audit function with respect to its anti-money laundering program; (5) has policies and procedures in place to report suspicious activity relating to anti-money laundering; (6) has policies and procedures in place to detect and terminate correspondent accounts for unregulated foreign shell banks; and (7) has and maintains a Customer Identification Program that verifies the identity of its shareholders. Service Provider further agrees to provide a certification of its compliance with anti-money laundering regulations to Company upon its request.

   20. SHAREHOLDER INFORMATION

   a. AGREEMENT TO PROVIDE INFORMATION. Service Provider agrees to provide Company, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GIl"), if known: of any or all Shareholder(s) of the account (including the number of underlying shareholders) and the amount, date, name or other identifier of any investment professional( s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Service Provider during the period covered by the request.

   (i) PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by Company or the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

   (ii) FORM AND TIMING OF RESPONSE. (a) Service Provider agrees to provide, promptly upon request of Company, the requested information specified in Section 20a. If requested by Company, Service Provider agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 20a. is itself a financial intermediary ("indirect intermediary") and, upon further request of Company, promptly either (i) provide (or arrange to have provided) the information set forth in Section 20a. for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Service Provider additionally agrees to inform Company whether it plans to perform (i) or (ii). (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to Company should be consistent with the NSCC Standardized Data Reporting Format.

   (iii) LIMITATIONS ON USE OF INFORMATION. Company agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Service Provider.

   b. AGREEMENT TO RESTRICT TRADING. Service Provider agrees to execute written instructions from Company or any Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder what has been identified by Company or any Fund as having engaged in transactions of the Fund's Shares

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                    PAGE 7 OF 14
Servicing Agreement

(directly or indirectly through the Service Provider's account) that violate policies established or utilized by Company or the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

      (i) FORM OF INSTRUCTIONS. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

      (ii) TIMING OF RESPONSE. Service Provider agrees to execute instructions from Company or any Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Service Provider.

      (iii) CONFIRMATION BY SERVICE PROVIDER. Service Provider must provide written confirmation to Company the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Service Provider agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

   c. DEFINITIONS. For purposes of this paragraph:

      (i) The term "Fund" includes the fund's principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.*

      (ii) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Service Provider.

      (iii) The term "Shareholder" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

* As defined in SEC Rule 22c-2(b), the term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                    PAGE 8 OF 14
Servicing Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of

this 28 day of January, 2013.

              Touchstone Advisors,                      American United Life
              Inc.                                      Insurance Company, Inc.

By:           /s/ Steve Graziano         By:            /s/ Terry W. Burns
              ------------------------                  ------------------------
Printed Name: Steve Graziano             Printed Name: Terry W. Burns

              ------------------------                  ------------------------
As Its:       President                  As Its:        Assistant Vice President
              ------------------------                  ------------------------
Address:      303 Broadway Suite 1100    Address:       One American Square
              Cincinnati, OH 45202                      P.O. Box 368
                                                        Indianapolis, IN 46206

              Touchstone Advisors,                      OneAmerica Securities,
              Inc.                                      Inc.

By:           /s/ Terrie Wiederhof       By:            /s/ Richard M. Ellery
              ------------------------                  ------------------------
Printed Name:                            Printed Name:
              ------------------------                  ------------------------
As Its:                                  As Its:        President
              ------------------------                  ------------------------
              303 Broadway Suite 1100                   OneAmerican Square
              Cincinnati, OH 45202                      P.O. Box 1984
                                                        Indianapolis, IN 46206

              Touchstone Advisors,
              Inc.

By:           /s/ Terrie Wiederhof
              ------------------------
Printed Name: Terrie Wiederhof
              ------------------------
As Its:       SVP, CFO
              ------------------------
              303 Broadway Suite 1100
              Cincinnati, OH 45202

TOUCHSTONE ADVISORS, INC.           Confidential                       1/11/2013
Touchstone Funds                                                    PAGE 9 OF 14
Servicing Agreement

                               EXHIBIT A - FUNDS

        (List of Funds/Portfolios/Classes to which fees are applicable)


        FUND NAME                   12B-1/SHS FEES    SUB-TA FEES  TOTAL FEE PER
                                                                      ANNUM
--------------------------------------------------------------------------------

Touchstone Class A Shares*              25bp            10bp          35bp
--------------------------------------------------------------------------------

Touchstone Class C Shares*             100bp            10bp          110bp
--------------------------------------------------------------------------------

Touchstone Class Y Shares*              None            10bp          10bp
--------------------------------------------------------------------------------

Touchstone Class Z Shares*              25bp            10bp          35bp
--------------------------------------------------------------------------------

Touchstone Institutional Shares         None            None          None


 TOUCHSTONE DOES NOT PAY SUB-TA RECORD KEEPING FEES ON NEW OR EXISTING ASSETS IN ANY SHARE CLASSES OF THE SHORT DURATION FIXED INCOME FUND, ULTRA SHORT DURATION FIXED INCOME FUND OR ANY TOUCHSTONE TAXABLE OR TAX FREE MONEY MARKET FUNDS,

 Effective Date: 1-28-2013
                 ---------

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                   PAGE 10 OF 14
Servicing Agreement

                              EXHIBIT B - SERVICES

   CAPITALIZED TERMS USED IN THIS EXHIBIT HAVE THE MEANINGS GIVEN THEM IN THE AGREEMENT TO WHICH THIS EXHIBIT IS ATTACHED (THE "AGREEMENT').

   1. RECORD MAINTENANCE. Service Provider or its agents shall maintain records with respect to each. Fund as required by law. Such records shall include:

      a. the number of shares;

      b. the date and price of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

      c. the name and address of each such customer, including zip codes and tax identification numbers;

      d. records of distributions and dividend payments;

      e. any transfers of shares; and

      f. overall control records.

   2. FUND COMMUNICATIONS. Service Provider or its agents shall prepare:

      a. quarterly reports of the number of positions held in each Fund for each business day on which the Fee is to be paid pursuant to the Agreement, with such reports expressing both position and dollar amounts. Such reports shall be subject to verification by Company based on such Service Provider records that Service Provider shall make available to Company at reasonable times and as is reasonably necessary for such verification; and

      b. periodic reports as is reasonably necessary for Company and each Fund to comply with applicable state securities laws.

   3. SHAREHOLDER COMMUNICATIONS. Service Provider or its agents shall:

      a. as provided in the Section 5(b) of the Agreement, provide Fund prospectuses, statements of additional information, and any supplements thereto, upon shareholder request and, as applicable, with confirmation statements;

      b. as provided in the Section 5(b) of the Agreement, provide updated prospectuses, annual and periodic reports, proxy statements, and other appropriate shareholder communications of each Fund as requested by Company;

      c. provide statements to shareholders on a quarterly basis, (showing, among other things, the number of shares of each Fund owned by such customer and the net asset values of such Funds as of a recent date;

      d. produce and provide to shareholders confirmation statements reflecting purchases and redemptions of shares of each Fund in Service Provider accounts; and

      e. respond to shareholder inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates.

    4. TRANSACTIONAL SERVICES. Service Provider shall accept and process the following:

      a. purchase, redemption and exchange orders of shares of each Fund;

      b. customer transfers;

      c. ownership changes and estate settlements;

      d. Fund reorganizational matters, such as CUSIP changes and mergers; and

      e. dividend reelection changes.

   5. TAX INFORMATION RETURNS AND REPORTS. Service Provider or its agents shall prepare and file with the appropriate governmental agencies, such information, returns and reports required to be filed for reporting (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and
(iii) gross proceeds of sales transactions as required. Service Provider shall provide it's customers average cost basis reporting and supplemental tax information.

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                   PAGE 11 OF 14
Servicing Agreement

   6. PROCESSING AND TIMING OF TRANSACTIONS.

      a. The Company hereby appoints Service Provider as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares from their clients, as applicable. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), Service Provider may receive instructions from their clients for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by Service Provider prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day and transmitted by Service Provider to Transfer Agent by (i) 5:00 a.m. Eastern time via NSCC Defined Contribution Clearance and Settlement System (UDCC&S") or (ii) 8:30 a.m. Eastern time via facsimile the next Business Day will be executed by the Fund at the net asset value determined as of the Close of Trading on the Business Day the order was received by Service Provider. Any Order shall constitute a representation by Service Provider that all transactions included or reflected in the NSCC transmission or facsimile were received by Service Provider by the Close of Trading on that business day. Instructions from a client received in proper form by Service Provider after the Close of Trading on a business day shall be treated as if received on the following business day.

         Any Orders received by Service Provider on such day but after the Close of Trading, and all Orders that are transmitted to Transfer Agent after 8:30 a.m. Eastern on the next Business Day, will be executed by the Fund at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Order. The day on which an Order is executed by the Fund pursuant to the provisions set forth above is referred to herein as the "Effective Trade Date."

      b. By 7:00 p.m. Eastern time, on a best efforts basis, on each Business Day, Transfer Agent will provide to Service Provider via facsimile or other electronic transmission acceptable to Service Provider the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.

      c. By 8:30 a.m. Eastern Time on the Business Day following the receipt of orders, Service Provider will provide to Transfer Agent via facsimile a report stating whether the Orders received by Service Provider from clients by the Close of Trading on such Business Day resulted in a net purchase or net sell of shares of the Funds.

      d. Upon the timely receipt from Service Provider of the report described in (c) above, Transfer Agent will execute the purchase or redemption transactions (as the case may be) at the net asset value computed at the Close of Trading on the Effective Trade Date. Such purchase and redemption transactions will settle on the Business Day next following the Effective Trade Date. Payments for net purchase and net redemption orders shall be made by wire transfer if order was via facsimile by the client (for net purchases) or by the Funds (for net redemptions) to the account designated by the appropriate receiving party on the Business Day following the Effective Trade Date. If the trade was placed via Fund/SERV, then settlement will be via Fund/SERV in accordance with the guidelines and operational procedures set forth by the NSCC and the Securities Industry Automation Corporation ("SIAC").

      e. It is understood that the Service Provider and the Company are members of the National Securities Clearing Corporation (UNSCC"). The terms and conditions of NSCC membership shall be incorporated herein and the parties hereto shall act according to their duties as NSCC members, including but not limited to the duties, procedures and obligations of Matrix Level 0 trading. Based on the aggregate client-level orders received for each Business Day, Service Provider shall transmit, or cause to be transmitted, to the Company a file containing the orders for each Fund. This file shall be transmitted via the automated clearance and settlement systems of the NSCC through its Defined Contribution

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                   PAGE 12 OF 14
Servicing Agreement

         Clearance & Settlement platform ("DCC&S") (together the "Automated Systems"), unless there is a failure of Automated Systems. The Automated Systems permit the transmission of orders and registration data between Service Provider and the Funds. Orders, registration, and corrections related to orders provided to the Company through the Automated System shall be accurate, complete and in the format prescribed by the NSCC. If Service Provider is unable to access the Automated Systems, Service Provider shall use its best efforts to promptly notify the Company via telephone and/or facsimile transmission prior to 4:00 p.m.

      7. LATE TRADING

         Service Provider represents that it has appropriate procedures and controls in place to ensure that only trades received before the Close of Trading on any day that the NYSE is open for business and before the net asset values of the Funds were priced in accordance with their then current prospectus are transmitted to the Company for execution on that day; Service Provider regularly audits adherence to those controls and procedures; conducts an independent audit of those controls and procedures periodically; and agrees to make available to the Company a copy of the most recent independent audit report upon request.

         The foregoing provisions regarding receipt of instructions shall be effective only to the extent consistent with then currently effective state and federal securities laws and regulations ("Regulations"). In the event new Regulations regarding receipt of instructions for purchase and redemption requests are adopted, this Agreement shall be deemed amended, effective upon the effective date of the Regulations, to the extent necessary to comply with the Regulations.

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                   PAGE 13 OF 14
Servicing Agreement

                                EXHIBIT C - FEE

 CAPITALIZED TERMS USED IN THIS EXHIBIT HAVE THE MEANINGS GIVEN THEM IN THE AGREEMENT TO WHICH THIS EXHIBIT IS ATTACHED (THE "AGREEMENT').

The Company shall pay, or cause an affiliate or its transfer agent to pay to Service Provider the following fees, as shown by the parties' initials next to the applicable provision:

      1. With respect to any Fund that offers shares for which a Plan has been adopted under Rule 12b-1 (a "12b-1 Pian") of the Investment Company Act of 1940 or a Shareholder Servicing Plan, Service Provider is entitled to receive a Fee with respect to each such Fund on all open positions held in an omnibus account(s) (i) where Service Provider is the Broker Dealer of Record or (ii) where beneficial Fund shareholder is a Service Provider Customer and there is no Broker Dealer of Record. The fee shall be computed daily and paid quarterly in arrears, equal to the basis points specified in Exhibit A applied to the average daily value of the total number of shares of such Fund held in accounts at the Service Provider. Service Provider shall forward the Fund and Company such information as may be reasonably requested by the Fund or its directors or trustees or by Company with respect to 12b-1 Plan fees or Shareholder Servicing Fees paid under this Agreement.

      2. The Company shall pay to Service Provider a Fee with respect to each Fund on all open positions held in an omnibus account(s) (i) where Service Provider is the record keeper or (ii) where the beneficial Fund shareholder is a Service Provider customer. The fee shall be computed daily and paid quarterly in arrears, equal to the basis points specified in Exhibit A applied to the average daily value of the total number of shares of such Fund held in accounts at the Service Provider


      As soon as practicable after the end of each quarter, Service Provider shall send Company for each Fund, in the manner called for in this Agreement, a statement for the preceding quarter of the total quarter end open positions of such Fund as to which the Fee is calculated, together with a statement of the amount of the Fee ("Statement"). Company shall not be liable for or pay any amount with respect to Fees for which Company was not invoiced by Service Provider that are for periods prior to the four most recent quarterly Statements. In the calculation of the Fee, Service Provider records shall govern unless an error can be shown in the number of open positions used in such calculation.

      Company shall process payment for Service Provider Fee within thirty (30) days after it receives the Statement.

TOUCHSTONE ADVISORS, INC.           Confidential                        1/7/2013
Touchstone Funds                                                   PAGE 14 OF 14
Servicing Agreement

                   EXHIBIT D - PRICING CORRECTION PROCEDURES

 Company shall report, or cause Transfer Agent to report, any material error in the calculation or reporting of net asset value per share, dividend or capital gains information, promptly upon discovery to Service Provider. In the event of an overpayment or underpayment by Service Provider or Transfer Agent as a result of incorrect pricing or other information provided by Transfer Agent or Service Provider, Company and Service Provider shall provide reasonable cooperation and assistance to pay or repay the amount in error.